UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2009

United Security Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-14549	63-0843362
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 West Front Street

Post Office Box 249

Thomasville, Alabama 36784

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (334) 636-5424

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 5, 2009, United Security Bancshares, Inc. (the “Company”), along with its banking subsidiary First United Security Bank (the “Bank”) and Acceptance Loan Company, a finance company operated by the Bank (“ALC”) (the Company, the Bank and ALC collectively referred to herein as the “USB Companies”), finalized settlement agreements and releases (the “Settlement Agreements”) with defendants McKean & Associates, P.A., Ernst & Young LLP and Mauldin & Jenkins, LLC (collectively, the “Defendants”) to resolve the lawsuit styled Acceptance Loan Company, Inc., First United Security Bank and United Security Bancshares, Inc. v. McKean & Associates, P.A., et al., initially filed in the Circuit Court of Clarke County, Alabama on April 29, 2008 (the “Lawsuit”).

As reported by the Company in prior filings, the Lawsuit alleged that the Defendants breached their contractual obligations to the USB Companies, the Defendants breached their duty to exercise reasonable care in performing their audits on behalf of the USB Companies and the Defendants committed certain other torts in connection with their audits of the USB Companies, all relating to certain loan irregularities within ALC discovered during the second quarter of 2007.

Pursuant to the Settlement Agreements, the USB Companies, with the consent and approval of the Company’s Board of Directors, agreed to dismiss, with prejudice, each of the Defendants from the Lawsuit and to release the Defendants from all claims asserted or that may have been asserted against the Defendants in the Lawsuit. In exchange, the Defendants paid an aggregate sum of $4,500,000 to the USB Companies. The USB Companies are responsible for their own attorneys’ fees and costs arising from the Lawsuit.

The Settlement Agreements conclude the Lawsuit. The USB Companies entered into the Settlement Agreements to avoid the expense and uncertainty of further litigation of the claims alleged in the Lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2009	UNITED SECURITY BANCSHARES, INC.

	By:	/s/ Larry M. Sellers
	Name:	Larry M. Sellers